UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

REGIS CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	1-12725	41-0749934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

7201 Metro Boulevard
Minneapolis, MN 55439
(Address of principal executive offices and zip code)

(952) 947-7777
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Regis Corporation

Current Report on Form 8-K

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(c)    On January 24, 2017, the Board of Directors of Regis Corporation (the “Company”) appointed Michael C. Pomeroy, age 58, as Interim Chief Financial Officer and principal financial officer, effective February 1, 2017. Mr. Pomeroy serves as a Senior Director with Huron Consulting Services LLC (“Huron”), a management consulting firm, and Huron has made Mr. Pomeroy available to the Company as a contracted service employee under the terms of an engagement letter (the “Engagement Letter”) between the Company and Huron, the terms of which are set forth below. Eric Bakken, who leads the Company’s franchise business as Chief Administrative Officer, had also been serving as Interim Chief Financial Officer. The appointment of Mr. Pomeroy will allow Mr. Bakken to focus on the acceleration and expansion of the Company’s franchise business.
Mr. Pomeroy began his career at GE. He progressed from the Corporate Audit Staff through several finance leadership roles. His last assignment with GE before leaving for Kodak was as the Chief Financial Officer of GE Aircraft Engine Europe. During his tenure at Kodak, Mr. Pomeroy held Chief Financial Officer roles for four out of the five of the company’s multi-billion dollar divisions. Mr. Pomeroy’s final role with Kodak was co-leading the carve-out of the Medical X-ray business into a stand-alone privately held entity, becoming Chief Financial Officer and a Board Director. Mr. Pomeroy then went on to other private equity Chief Financial Officer and advisory roles, including serving as Chief Financial Officer of Palladium Energy, a manufacturer of lithium battery packs and other power systems, from 2012-2013 and Advisor, the Carlyle Group, a multinational private equity firm, from 2014-2015. He joined Huron in June 2015. Mr. Pomeroy’s Finance leadership experiences have led global businesses and companies through successful growth, turnaround, operational improvement, and M&A activities. Those leadership experiences included the following industries: Industrial/Manufacturing, Transportation, Aviation, Energy, Healthcare, Consumer Retail, Distribution, and more.
Pursuant to the Engagement Letter, the Company will pay Huron a fee of $60,000 per month as compensation for Mr. Pomeroy’s services, as well as reimbursement of typical, documented out of pocket expenses. Mr. Pomeroy will report to the Chief Executive Officer and will devote substantially full-time efforts to the business and affairs of the Company. The Engagement Letter may be terminated by either party at any time upon 30 days prior written notice. The Company has agreed to provide Mr. Pomeroy the same indemnification provided to other officers of the Company and has also agreed to certain indemnification provisions relating to Huron. The Company has also agreed not to solicit, employ or otherwise engage Mr. Pomeroy for one year following termination of the Engagement Letter.
The Engagement Letter builds on the existing consulting relationship between the Company and Huron, which began in October 2016. Mr. Pomeroy has been part of this engagement but is not an officer or director of Huron, and does not have a material direct or indirect interest in the relationship between the Company and Huron. Mr. Pomeroy has no family relationship with any director or executive officer of the Company.

(e)    On January 23, 2017, the Company’s Compensation Committee approved certain changes to its compensation programs as the Company proceeds with its announced strategic shift to accelerate and expand its franchise model. In making these changes, the Committee recognized the importance to the Company’s future success of retaining certain key employees and incentivizing them to execute on the Company’s new initiatives. Accordingly, the Compensation Committee worked with its independent compensation consultant, Willis Towers Watson, and financial advisor, Huron Business Advisory, to formulate a proposal to address these considerations.
Specifically, the Compensation Committee approved the following:

•
A supplemental performance-based cash retention bonus program for certain leaders to incentivize them to remain with the Company and align their compensation with the strategic shift over the next 18 months. Mr. Bakken; Jim Lain, Chief Operating Officer; and Heather Passe, Chief Marketing Officer, are each included in this program. Dan Hanrahan, Chief Executive Officer, and Mr. Pomeroy are not participants. This program entitles participants to receive a retention bonus of up to an amount equal to 150% of their FY2017 target annual incentive depending on the achievement of certain objectives related to expanding the Company’s franchise model during the 18-month period ending June 30, 2018. If participants are involuntarily terminated without cause, they would receive a payout after the end of the performance period based on the Company’s actual results. Any such bonus received would be in addition to any amounts received pursuant to the Company’s annual incentive plan.

•
Changes to the Company’s severance programs for executives who are involuntarily terminated by the Company without cause. Under these changes, each of our NEOs (other than Mr. Pomeroy, who is not a participant in the Company’s severance program) are entitled to acceleration of vesting of their unvested restricted stock units and stock appreciation rights upon involuntary termination without cause occurring through August 2018. In addition, cash severance will be paid in a lump sum rather than as salary continuation when feasible without adverse tax consequences (at the option of the participant) and cash severance will no longer be offset by earnings from non-competitive employment.

SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGIS CORPORATION

Dated: January 27, 2017	By:	/s/ Daniel J. Hanrahan
Daniel J. Hanrahan, President and Chief Executive Officer